UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 22, 2020

BENEFITFOCUS, INC.

(Exact name of registrant as specified in its charter)

001-36061	Delaware	46-2346314
(Commission File Number)	(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

100 Benefitfocus Way, Charleston, South Carolina 29492

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (843) 849-7476

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	BNFT	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this Chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this Chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

Preferred Stock Purchase Agreement

On May 22, 2020, Benefitfocus, Inc. (the “Company”) entered into a preferred stock purchase agreement (the “Purchase Agreement”) with BuildGroup LLC, a Delaware limited liability company (the “Buyer”). A. Lanham Napier, a current member of the Company’s Board of Directors (the “Board”), is the Chief Executive Officer of the Buyer. Pursuant to the Purchase Agreement, the Company has agreed to sell to Buyer an aggregate of 1,777,778 shares of a newly created series of the Company’s preferred stock, par value $0.001 per share, designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) at a purchase price of $45 per share, resulting in total gross proceeds to the Company of approximately $80.0 million.

The consummation of the transactions contemplated by the Purchase Agreement is subject to customary closing conditions, including the accuracy of representations and warranties and the performance of all obligations contained in the Purchase Agreement (in each case subject to customary materiality qualifiers), as well as the execution of a registration rights agreement and a co-sale and voting agreement. The consummation of the transactions contemplated by the Purchase Agreement is expected within two weeks.

The Series A Preferred Stock will rank senior to the Company’s common stock, par value $0.001 per share (the “Common Stock”), with respect to dividends and distributions on liquidation, winding-up and dissolution. Each share of the Series A Preferred Stock will have an initial stated value of $45 per share. Holders of shares of the Series A Preferred Stock will be entitled a dividend equal to 8.00% per annum (the “Regular Dividends”), which will be paid quarterly, beginning on June 30, 2020 (each, a “Regular Dividend Payment Date”). The Regular Dividends are payable in cash or in kind, at the Company’s option. In the event a Regular Dividend is paid in kind, the stated value of each share of the Series A Preferred Stock will be increased by an amount equal to the accrued Regular Dividend not paid in cash. Holders of the Series A Preferred Stock are also entitled to participate in and receive any dividends declared or paid on the Common Stock on an as-converted basis, and no dividends may be paid to holders of the Common Stock unless full participating dividends are concurrently paid to the holders of the Series A Preferred Stock.

Each holder of the Series A Preferred Stock will have the right, at its option, to convert its shares of the Series A Preferred Stock, in whole or in part, into fully paid and non-assessable shares of the Common Stock, at any time and from time to time. The number of shares of the Common Stock into which a share of the Series A Preferred Stock will convert at any time is equal to the quotient obtained by dividing (I) the sum of (x) the stated value then in effect with respect to such share, and (y) an amount equal to accumulated and unpaid Regular Dividends on such share of the Series A Preferred Stock (but only to the extent such accumulated and unpaid Regular Dividends are not included in the stated value referred to in the preceding clause (x)); by (II) $15.00, subject to customary anti-dilution adjustments, including in the event of any stock split, stock dividend, recapitalization or similar events (the “Conversion Price”). At closing, before payment of any dividends in kind, the 1,777,778 shares of the Series A Preferred Stock would be convertible into 5,333,334 shares of Common Stock.

Following the fourth anniversary of the issuance of the Series A Preferred Stock, subject to certain conditions described below, the Company may, at its option, redeem all (or any number of shares or fractions thereof that is less than all) of the outstanding shares of the Series A Preferred Stock if, for at least 20 trading days during the 30 consecutive trading days immediately preceding the date the Company notifies the holders of the Series A Preferred Stock of the election to redeem, the last reported sale price of the Common Stock has been at least 150% of the Conversion Price then in effect. The Company will not exercise its right to redeem the outstanding shares of the Series A Preferred Stock unless the Company has sufficient funds legally available, and is permitted under the terms of its indebtedness for borrowed money, to fully pay the redemption price in cash in respect of all shares of the Series A Preferred Stock called for redemption. Upon redemption by the Company, the Company will pay the holder of the Series A Preferred Stock an amount for each share in cash equal to the sum of (1) 105% of the initial stated value of such share on the close of business on the redemption date plus (2) the difference between the stated value then in effect with respect to such share and the initial stated value, if any, plus (3) accumulated and unpaid Regular Dividends on such share from the immediately preceding Regular Dividend Payment Date to, but excluding, such date of redemption (to the extent such accumulated and unpaid Regular Dividends are not included in the stated value set forth in subclause (2) above).

If the Company undergoes a Change of Control (as defined in the Purchase Agreement), the Company must redeem, contingent upon and contemporaneously with the consummation of the Change of Control, but subject to the right of each holder to convert its shares of the Series A Preferred Stock, all of the then-outstanding shares of the Series A Preferred Stock for cash consideration equal to the greater of (x) the sum of (1) 105% of the initial stated value of such share at the close of business on the Change of Control redemption date plus (2) the difference between the stated value then in effect with respect to such share and the initial stated value, if any, plus (3) accumulated and unpaid Regular Dividends on such share from the immediately preceding Regular Dividend Payment Date to, but excluding, such Change of Control redemption date (to the extent such accumulated and unpaid Regular Dividends are not included in the stated value set forth in subclause (2) above) and (y) the amount such holder of shares of the Series A Preferred Stock would have received in respect of the number of shares of the Common Stock that would be issuable upon conversion of such share of the Series A Preferred Stock.

Unless and until approval of the Company’s stockholders is obtained as contemplated by the NASDAQ listing rules, no holder of the Series A Preferred Stock may convert shares of the Series A Preferred Stock into shares of the Common Stock if and to the extent that such conversion would result in the holder beneficially owning in excess of 19.9% of the then-outstanding shares of the Common Stock (such limitation, the “Ownership Limitation”).

As long as not less than 60% of the shares of the Series A Preferred Stock originally issued remain outstanding, the holders of a majority of the then-outstanding shares of the Series A Preferred Stock, voting together as a single class, will have the right at any election of directors to elect (A) two directors if the Board consists of nine or fewer directors; or (B) three directors if the Board consists of 10 directors (the “Preferred Stock Directors”). At any time, a Preferred Stock Director may be removed with or without cause only by the affirmative vote or written consent of a majority of the holders of the Series A Preferred Stock entitled to elect such director.

Holders of the Series A Preferred Stock will generally will be entitled to vote with the holders of the shares of the Common Stock on all matters submitted for a vote of holders of shares of the Common Stock (voting together with the holders of shares of the Common Stock as one class) on an as-converted basis, subject to the Ownership Limitation. Additionally, certain matters will require the approval of the holders of a majority of the outstanding shares of the Series A Preferred Stock, voting as a separate class, including, inter alia: (1) the authorization, creation, or issuance of any securities of the Company having rights, preferences, or privileges senior to or on a parity with any of the rights, preferences, or privileges of the Series A Preferred Stock; (2) amendments, modifications or repeal of any provision of the Company’s charter or bylaws in a manner adverse to the Series A Preferred Stock; (3) changes in the authorized number of directors of the Company to a number greater than 10 individuals; (4) effecting any transaction between the Company and any of its affiliates (except for certain circumstances); (5) declaration or payment of any dividend or distribution with respect to any Company capital stock at any time the Company has any indebtedness outstanding; and (6) incurring any indebtedness in excess of $500 million (including existing indebtedness excluding lease obligations).

The Purchase Agreement further provides that for so long as the Buyer and its affiliates collectively hold not less than 10% of the shares of the Series A Preferred Stock originally purchased by it (the “Standstill Period”), subject to customary exceptions , the Buyer and its affiliates will be limited in their ability to acquire additional shares of the Common Stock with voting rights, enter into a merger or business combination involving the Company; solicit proxies with respect to the Common Stock; deposit any Common Stock in a voting trust; join a group for the purpose of acquiring, holding, voting or disposing of the Common Stock; take any action which would reasonably be expected to require the Company to make a public announcement regarding the possibility of a business combination or merger; publicly disclose any intentions inconsistent with any of the foregoing; knowingly advise other persons in connection with any of the foregoing; or publicly request that the Company waive any of the foregoing restrictions.

Until the earliest of (i) May 30, 2024 and (ii) receipt by the Buyer of a notice of Company redemption of the Series A Preferred Stock pursuant to the certificate of designations for the Series A Preferred Stock, the Buyer will not sell, transfer or otherwise dispose of the shares of the Series A Preferred Stock or the underlying shares of the Common Stock, subject to limited exceptions (including exceptions in the case of transfers to certain permitted transferees).

For so long as the Buyer and its affiliates collectively hold at least 60% of the shares of the Series A Preferred Stock originally purchased by it or the Common Stock issuable upon conversion thereof, the Company will pay the Buyer a fee at (i) a rate of 50 basis points per annum on the amount invested for the first year following closing, and (ii) a rate of 25 basis points per annum on the amount invested annually thereafter. The Company will also reimburse the Buyer at closing for all reasonable fees and out-of-pocket expenses incurred by the Buyer in connection with the transaction, not to exceed $150,000.

SVB Consent

In connection with entering into the Purchase Agreement, on May 22, 2020, the Company and its subsidiaries (collectively, the “Borrowers”) entered into a consent (the “Consent”) with Silicon Valley Bank, as administrative agent, issuing lender and swingline lender (“SVB”), and the several banks and other financial institutions or entities party thereto (collectively, the “Lenders”). The Consent effectively amends the Credit Agreement dated as of March 3, 2020 (the “Credit Agreement”) between the Borrowers, the Lenders and SVB, by: (i) reducing the Company’s liquidity threshold under the Credit Agreement applicable to making certain restricted payments from $50 million to $45 million; and (ii) allowing the Company to (a) pay cash dividends on the Series A Preferred Stock, (b) enter into the transactions and pay certain fees under the Purchase Agreement subject to satisfying the afore-referenced liquidity threshold and (c) amend certain terms of its Preferred Stock and its organizational documents.

The foregoing descriptions of the transactions contemplated by the Purchase Agreement, the terms of the Series A Preferred Stock, and the terms to the Consent do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Purchase Agreement (which includes as exhibits copies of the form of Certificate of Designations for the Series A Preferred Stock, the form of registration rights agreement, and the form of co-sale and voting agreement) and the Consent, which are attached hereto as Exhibit 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

As described in Item 1.01 above, pursuant to the Purchase Agreement, the Company has agreed to sell to the Buyer 1,777,778 shares of the Series A Preferred Stock. The offer and sale of the shares of the Series A Preferred Stock pursuant to the Purchase Agreement are being made in reliance on an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof. The information in Item 1.01 above is incorporated by reference into this Item 3.02.

Item 8.01 Other Events.

On May 26, 2020, the Company issued a press release announcing the execution of the Purchase Agreement. A copy of the press release is included herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Preferred Stock Purchase Agreement, dated May 22, 2020, by and between Benefitfocus, Inc. and BuildGroup LLC.

10.2	Consent to Senior Secured Revolving Credit Facility, dated as of May 22, 2020, by and among Benefitfocus, Inc., Benefitfocus.com, Inc., BenefitStore, Inc., several lenders, Silicon Valley Bank, as administrative agent, issuing lender and swingline lender, and the lenders from time to time party thereto.

99.1	Press release dated May 26, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENEFITFOCUS, INC.

Date:	May 26, 2020	/s/ Stephen M. Swad
Stephen M. Swad
Chief Financial Officer